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                                                                  Exhibit 10.24

                                                             (EXECUTION VERSION)



                         LICENSE AND SERVICES AGREEMENT

                                     BETWEEN

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                                       AND

                              WALKERPLUS.COM, INC.


THIS AGREEMENT (the "Agreement") is entered into as of April 6, 2000 ("COMMENCEMENT DATE"), by and between Ticketmaster Online-CitySearch, Inc., a Delaware corporation and having an office at 790 East Colorado Boulevard, Suite 200, Pasadena, California 91101 ("TMCS"), and Walkerplus.com, Inc., a corporation organized and existing under the laws of Japan and having its principal offices at 6-2 Goban-cho, Chiyoda-ku, Tokyo 102-0076, Japan ("PARTNER") (collectively, "PARTIES" or individually, a "PARTY").

WHEREAS, TMCS is a leading provider of locally-relevant online information and transaction services related to going out and getting things done, and for that purpose has developed a variety of proprietary business practices and supporting technologies;

WHEREAS, PARTNER is a newly formed company formed for, among other things, a purpose of exploiting the intellectual property and certain technologies discussed herein and thereby conducting certain businesses;

WHEREAS, PARTNER has advised TMCS that PARTNER was incorporated by Kadokawa Shoten Publishing Co., LTD.("KADOKAWA"), a Japanese company engaged, among other things, in the publishing business as its wholly owned subsidiary , and that, in accordance with the provisions of that certain Shareholders' Agreement (the "SHAREHOLDERS' AGREEMENT") to be executed by and among Kadokawa, TMCS and certain Japanese investors, such as Sumitomo Corporation ("SUMITOMO"), Trans Cosmos, Inc. ("TRANS COSMOS"), and JCB Co., Ltd., each a corporation organized and existing under the laws of Japan, (each an "INVESTOR" and collectively, the "INVESTORS"), Investors and TMCS are intended to become shareholders of PARTNER;

WHEREAS, TMCS wishes to grant PARTNER, and PARTNER wishes to receive, among other things, a license to use the TMCS System, as defined in Section 1.1 below, and on the terms and conditions set forth in this Agreement; and

WHEREAS, TMCS and PARTNER also desire to enter into certain content, branding, distribution and traffic sharing arrangements in connection with their respective online local information and transaction businesses.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the Parties agree as follows:

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1.       DEFINITIONS. The terms set forth below shall have the following meanings for the purpose of this Agreement.

1.1 "BUSINESS SYSTEMS" means the TMCS proprietary methods and information for exploiting the Technology Systems, as defined below in this Section, to provide the Community Information Service, as defined in
         Section 1.2 below and described in Appendix A, including documentation and as updated from time to time. "TECHNOLOGY SYSTEMS" means the TMCS Technology Systems described in Appendix A, including any documentation, and any Upgrades, as defined in Section 1.5 below, excluding any technology systems licensed to PARTNER directly from third parties or which are generally commercially available. The technological version of the database and web server used in connection with the relevant Technology System shall be the latest version of those generally available to Network Affiliates anywhere in the world. "TMCS SYSTEM" means the Technology Systems and the Business Systems.

1.2 "COMMUNITY INFORMATION SERVICE" or "CIS" means the service of providing, through the use of the TMCS System, information of interest to residents of, and visitors to, a territory regarding such topics as may be designated from time to time. "PARTNER COMMUNITY INFORMATION SERVICE" or "JCIS" means the CIS created by PARTNER pursuant to this Agreement, which shall provide information within the Territory, as defined in Section 1.4 below, regarding such topics as the Parties shall agree from time to time. "PARTNER CUSTOMIZATIONS" means customizations to the TMCS System made by or on behalf of, and at the direction of, PARTNER that alter the TMCS System for the purpose of changing, enhancing or adding functionality to the JCIS, including changes required to make the Technology Systems work in the Japanese language or affecting the tag and template functionality provided by TMCS and the Partner Development Kit, and shall not include any content, methods, business models or ideas developed or provided by PARTNER that do not relate to the TMCS System.

1.3 "NETWORK AFFILIATE" means any entity operating a CIS other than PARTNER.

1.4 "TERRITORY" means the country of Japan. As between the Parties, PARTNER reserves all rights in the Two Byte Customizations and the Non-Two Byte Customizations both as defined in Section 10.1.1 below, including the possibility of entering into a license agreement with respect to same exclusively within the Territory, provided, however, that such license agreement does not violate the confidentiality, non-competition and territorial provisions of this Agreement, it being understood that the Two Byte Customizations include the underlying TMCS System and cannot be independently licensed to third parties by PARTNER outside the Territory.

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1.5      "UPGRADES" means those enhancements or modifications, additions and updates to the Technology Systems compatible with the unmodified TMCS application made generally available without charge by TMCS to its Network Affiliates. Such Upgrades may or may not include, at TMCS' discretion, additional applications that are built on top of the underlying CIS.

2.       GRANT OF RIGHTS.

2.1 GRANT. In consideration of the payment by PARTNER of the first annual License Fee, as defined in Section 7.1 below, and Initial Installation and Consulting Fee, as provided in Section 7.1 below, and subject to the terms of this Agreement, TMCS hereby grants to PARTNER during the Term, as defined in Section 3.1 below, of this Agreement, including any extension of the Term of this Agreement pursuant to Section 3.1 hereof, a non-transferable license to use the TMCS System to create and operate the JCIS, and to prepare PARTNER Customizations solely in connection with the JCIS. PARTNER may not use the TMCS System for any purpose outside the Territory. The Parties acknowledge that the license granted herein does not include information or technology relating to ticketmaster.com, cityauction.com, match.com or any of the other web sites owned or operated by TMCS. PARTNER may not sub-license the foregoing rights except with the consent of TMCS and each shareholder of PARTNER that holds in excess of 2% of the then issued and outstanding shares in PARTNER. Any sub-licensee hereunder shall be bound by Sections 1, 2, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 6 and 8 through
         24 of this Agreement, where and to the extent those Sections are applicable to a sub-licensee hereunder, and PARTNER and any sub-licensee hereunder shall be jointly and severally liable for breaches by any sub-licensee. Notwithstanding the foregoing, PARTNER shall have no rights to sub-license the foregoing rights to any entity in which a Competitor (as defined in Section 11 below) has any equity interest.

2.2 EXCLUSIVITY. The rights granted herein from TMCS to PARTNER are exclusive with respect to the TMCS System in the Territory, during the Term, including any extended period of the Term if this Agreement is renewed pursuant to Section 3.1 herein, provided that in the event that PARTNER breaches Section 4.3 of this Agreement, PARTNER will forfeit the exclusivity granted to PARTNER.

3.       TERM AND OPTION TO RENEW.

3.1 AGREEMENT TERM. The initial term of this Agreement shall begin on the Commencement Date and continue until five (5) years after the date of the Launch, as defined in Section 4.3 below, of the first city/region in the Territory unless earlier terminated as provided in this Agreement ("TERM"). The Term shall automatically renew for one two (2) year increment unless PARTNER gives TMCS notice, at least ninety (90) days prior to the expiration of the Term, that the Term will not be renewed. In the event that the Term renews,

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         PARTNER will pay TMCS a renewal license fee of One Million Dollars
         (US$1,000,000) for the two year renewal term, which fee will be due within ten business days of the renewal date. Upon the expiration of the first renewal of the Term, the Parties agree to negotiate in good faith toward one or more further extensions of the Term.

4.       OBLIGATIONS OF PARTNER.

4.1 CREATION AND OPERATION OF SITE. At no charge to TMCS, PARTNER agrees to create the JCIS, including, without limitation, making such modifications as PARTNER believes are required to cause the Technology Systems to function in accordance with TMCS' standards when used with the Japanese language. TMCS shall render assistance to PARTNER as provided in Section 5 of this Agreement. After the Launch (as defined in Section 4.3 below), PARTNER shall exercise commercially reasonable efforts to operate the JCIS twenty-four (24) hours each day, seven (7) days each week, except for limited periods required for servicing. PARTNER shall adhere to the operating obligations described in Appendix
         C. PARTNER shall be solely responsible for acquisition and/or creation, update and management of content for the JCIS in the Territory.

4.2 CO-BRANDING. PARTNER shall co-brand the JCIS with the name, logos, trademarks and other proprietary material ("MARKS") that are provided by TMCS together with the phrase, "part of the TMCS network" or similar wording as such phrase may be changed by TMCS over time. Such co-brand shall be contained on the home page and on each section home page of such JCIS, and the TMCS Marks shall appear above-the-fold and be reasonable in appearance on each such page.

4.3 LAUNCH. Subject to the terms of this Agreement, PARTNER agrees to use its best efforts to make the JCIS available to the public via the World Wide Web on the Internet ("LAUNCH") in at least one city/region in the Territory by October 31, 2000.

4.4 PRELAUNCH OBLIGATIONS. In preparation for and prior to Launch, PARTNER shall, at its expense:

4.4.1 Designate and train appropriate management and technical personnel, as agreed to by both Parties, to complete its responsibilities according to the PARTNER Operating Obligations attached as Appendix C.

4.4.2 Provide its personnel with reasonably sufficient resources to use the TMCS System.

4.4.3 Send its staff to TMCS' offices for training on a schedule as mutually agreed to by the Parties. This training will be free of charge, with the exception of

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         travel, lodging and entertainment expenses for PARTNER attendees, which will be PARTNER's responsibility.

4.4.4 Provide TMCS with remote login access to diagnose problems and to support and maintain the JCIS.

4.5 PROMOTION. PARTNER shall, and shall use its best efforts to cause each of the Investors to, diligently promote the JCIS using their respective traditional commercial assets in the Territory.

4.6 THIRD PARTY HARDWARE AND SOFTWARE. At no cost to TMCS, PARTNER shall acquire all third party hardware and software (including licenses, support or upgrades) required to operate the TMCS System that are not included in the Technology Systems. When feasible and as available, TMCS shall, upon PARTNER's request, assist PARTNER in obtaining and executing license(s) for such hardware or software on more favorable terms than are otherwise available to PARTNER, with no additional cost due to TMCS' involvement.

4.7 KEY PERFORMANCE INDICATOR AND BEST BUSINESS PRACTICES. Subject to any applicable confidentiality or non-disclosure obligations, PARTNER may choose to share with TMCS and the other Network Affiliates its best practices relating to the Launch and operation of the JCIS, including key performance indicator information similar to the data requested in Appendix E within twenty (20) calendar days of the end of each month end. PARTNER acknowledges that it will only be entitled to share the best practices and other key performance indicator information of TMCS and the other Network Affiliates to the extent that it shares its own such information.

5.       OBLIGATIONS OF TMCS.

5.1 TMCS SERVICES. TMCS shall create and provide PARTNER with a detailed Launch plan for the JCIS and also provide PARTNER with initial installation assistance (timing of delivery is outlined in Appendix B), Upgrade installation assistance, consulting services, technical advice and other services associated with installing, upgrading and maintaining the TMCS System. PARTNER acknowledges that such installation, upgrades, services and advice will relate to the version of the Technology Systems designed to function in the English language and that PARTNER will be solely responsible for performing those PARTNER Customizations to make the Technology Systems work with the Japanese language, in accordance with TMCS's standards. TMCS shall advise and consult with PARTNER from time to time as to the scope of consulting, installation, training and other services necessary or desirable for the creation, improvement, maintenance, operation and promotion of the JCIS, and shall perform only those services requested in advance by PARTNER. TMCS shall provide PARTNER with the creation of the aforesaid Launch plan, training of PARTNER staff as provided in
         Section 4.4.3 and all reasonable Launch-related

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         assistance at no additional cost to PARTNER through the earlier of the
         Launch of the JCIS in the first city/region in the Territory or October 31, 2000. Thereafter, such services shall be provided by TMCS at the rates set forth in Appendix D hereto, except as otherwise provided herein; provided however that in the event that the delay in Launching the JCIS after October 31, 2000 is caused by TMCS, PARTNER will not be obligated to pay TMCS for such services until after the Launch of the JCIS in at least one city/region in the Territory.

5.2 UPGRADES. As provided in Section 5.1 above, TMCS shall assist in the installation and implementation of Upgrades as requested by PARTNER and as reasonably necessary. PARTNER agrees to accept and install all Upgrades, provided, however, that this shall not be applicable in the event that PARTNER finds technical difficulties. Unless explicitly stated to the contrary, fees paid by PARTNER in accordance with Section
         7.2 do not include the costs of any third party equipment or third party software necessary for compatibility with the Upgrades or any PARTNER Customizations necessary to make the Upgrades work with the Japanese language. The lists of such third party equipment and third party software will be attached to this Agreement as an amendment after they have been agreed to by the Parties. TMCS will provide the Upgrades to PARTNER and provide a reasonable amount of training and support to PARTNER to install the Upgrades. All costs of such installation, along with customization of any other portions of the PARTNER's system to work with the Upgrades (such as further Two Byte Customizations) will be borne by PARTNER and not TMCS.

5.3 EFFECT OF PARTNER CUSTOMIZATIONS. PARTNER acknowledges that PARTNER Customizations may make it more difficult to integrate Upgrades to the TMCS Technology Systems. PARTNER shall be responsible for any additional costs incurred by TMCS in performing Upgrades due to the PARTNER Customizations.

5.4 SUPPORT. TMCS is not obligated to maintain any portions of the TMCS System replaced by Upgrades after the date six (6) months following the provision of such Upgrade to PARTNER. TMCS shall provide PARTNER with Upgrades, provided, however, that TMCS shall so provide PARTNER with Upgrades only after TMCS has released and reasonably tested such Upgrades in its owned and operated markets.

5.5 PROMOTION. TMCS shall promote the JCIS online by inclusion of each Launched JCIS city on the citysearch.com home page
         (http://www.citysearch.com) and by inclusion thereof in other TMCS city guide offerings, subject to approval of local editors.

5.6 HOSTING AND SUPPORT SERVICES. PARTNER shall host, design, produce, bill, and provide customer service and maintenance services for the JCIS, and


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         assume all costs related to such services. To the extent that
         PARTNER requests consulting assistance from TMCS for these items in excess of the normal assistance rendered by TMCS to a Network Affiliate after the Launch of the JCIS in the first city/region in the Territory, and unless otherwise provided herein, PARTNER shall pay TMCS for such services at the rates set forth in Appendix D.

5.7 REMEDY OF DEFECTS. Upon request from PARTNER made within one year of TMCS's installation of TMCS System or system element thereof or Upgrades, TMCS shall, within two business days, and at its own cost, analyze any material failure (a "DEFECT") of the Technology Systems in conformance with the specifications set forth in Appendix A, where such Defect has a material effect upon any aspect of the operation of the JCIS. Thereafter, as soon after receipt of the above request from PARTNER as is commercially reasonably possible, TMCS shall at its own cost resolve the Defect or create a suitable fix or workaround. The provisions herein constitute PARTNER's sole remedy in the event of a Defect if the Defect is corrected or a commercially reasonable workaround is made available within 90 days of the date TMCS received notice of the Defect. If the Defect is not corrected or a suitable workaround made available within 90 days of the date TMCS receives notice of the Defect, then PARTNER may terminate this Agreement. Upon such termination, the provisions of Section 8.4 will apply. In particular, PARTNER will have no rights to recover anything other than direct damages as a result of such termination and the provisions of
         Section 9.6 will apply. Such termination shall not release either Party from its obligations which were incurred prior to such termination. The Parties acknowledge that the specifications in Appendix A may be amended from time to time by agreement of the Parties.

5.8 EXCLUSIONS. TMCS's obligations under this Agreement, including, without limitation, Section 5.7 above, shall not extend to problems or obligations that result from the following: (i) PARTNER 's failure to implement all releases and Upgrades to the Technology Systems that are provided to PARTNER by TMCS pursuant to Section 5.4 above; (ii) changes to the operating system or physical, hardware or software environment that adversely affect the Technology Systems, including, without limitation, PARTNER Customizations, other than those made, directed, suggested or advised by TMCS; (iii) any alterations of or additions to the Technology Systems other than those made, directed, suggested or advised by TMCS in the case of services, or those made, directed, suggested or advised by TMCS in the case of products, including, without limitation, PARTNER Customizations and any interface between the PARTNER Customizations and the Technology Systems; (iv) misuse of the Technology Systems by Parties other than TMCS and those acting under the direction of TMCS; (v) use of the Technology Systems in conjunction with products not supplied or approved by TMCS; or (vi) any software or hardware not provided by TMCS.


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5.9      SOURCE CODE. Within five (5) days after payment of the Initial
         Installation and Consulting Fee and the initial portion of the License Fee under Section 7.1 below, TMCS shall deliver the source code to the CIS Technology Systems and any related information as PARTNER reasonably requires to PARTNER and will schedule initial training in same with PARTNER. PARTNER shall use such source code for the sole purpose of creating, improving, maintaining and operating the JCIS under this Agreement and shall treat it as Confidential Information in accordance with Section 12 hereof.

5.10 KEY PERFORMANCE INDICATOR AND BEST BUSINESS PRACTICES. Provided PARTNER has supplied TMCS with the requisite information, and subject to
         Section 4.7 above, TMCS shall inform PARTNER as requested by PARTNER from time to time of PARTNER's performance relative to the key performance indicators for all Network Affiliates, including TMCS owned and operated services, provided that such information is then available. TMCS also agrees to share its best practices relating to CIS with PARTNER at no additional cost to PARTNER, subject to any applicable confidentiality or non-disclosure obligations and subject further to Section 4.7 above.

6.       OTHER OBLIGATIONS OF THE PARTIES.

6.1 LINKING. Each Party agrees to consent (and TMCS agrees to use commercially reasonable efforts to cause its Network Affiliates to consent) to reasonable and appropriate links to designated pages on its site from the other Party's web site, or Network Affiliates' web sites. The JCIS shall include prominent hypertext links and TMCS icons "above the fold" on the entry page, area, topic and keyword pages within the JCIS and less prominent hypertext links and TMCS icons "above the fold" on all other pages within the JCIS. PARTNER shall provide and maintain hypertext links to the TMCS home page and TMCS icons on other pages within the JCIS as the Parties may agree.

6.2 DELAY IN PERFORMANCE. Each Party acknowledges that any delay in the performance of its obligations is likely to cause delay in the performance by the other Party of its obligations. Neither Party will be in default of its obligations under this Agreement to the extent that such Party's act or omission is caused by delay of the other Party.

6.3 REFERRALS. TMCS shall refer to PARTNER any inquiries that it receives relating to advertising and the supply of goods or services by means of the TMCS System, inside the Territory. PARTNER shall refer to TMCS any inquiries PARTNER receives with respect to advertising, and the supply of goods or services on the TMCS network outside of the Territory.

6.4 INTERFACE COMPATIBILITY. The Parties agree that the JCIS shall in general have an overall interface and functionality that is not confusing to typical TMCS


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         users entering the JCIS; subject to differences required or appropriate relating to differences between American and Japanese cultures, the use of Japanese scripts such as Kanji instead of or in addition to Roman characters. PARTNER agrees to maintain an interface in the JCIS that preserves in general the major functional elements in similar relative positions and sizes to those elements located within the TMCS service, provided, however, that this will subject to the contents provided, from time to time, from shareholders of PARTNER to PARTNER. Additionally, the JCIS is expected to contain similar content categories as most of the CIS, including categories which may be based upon local restaurants and bars, movies, music, the arts, sports, shopping and visitor information and services. If the Parties dispute the evolution of their respective interfaces, they agree to meet and confer to address reasonable concerns of either Party, and to make commercially reasonable efforts to accommodate such concerns, subject to the differences in cultures and written language.

6.5 USER REGISTRATION DATABASE. Subject to the JCIS Privacy Policy jointly established by TMCS and PARTNER, PARTNER shall provide TMCS with aggregate information on its users collected by the JCIS through "personalization," subscription or other online user registration services.

6.6 CONTENT, BRANDING, DISTRIBUTION AND TRAFFIC SHARING ARRANGEMENTS. Subject to any applicable confidentiality or non-disclosure obligations, each Party shall, upon the request of the other Party, enter into content, branding, distribution and/or traffic sharing arrangements with such other Party on terms and conditions negotiated by the Parties in good faith with due regard to customary industry practice.

6.7 MATCH.COM. PARTNER may, in its sole discretion, agree to distribute TMCS' Match.com online matchmaking service on the JCIS in a manner mutually acceptable to the Parties, but which will include at least one above the fold Match.com logo which will be linked to a Match.com home page designed for the Japanese market. In addition, PARTNER may, in its sole discretion, include prominent links to Match.com in the JCIS in contextually relevant areas of the site. If PARTNER chooses to so participate, TMCS will host and maintain a special co-branded version of the Match.com matchmaking service and a separate Japanese data base to which users will link from the JCIS. In exchange for this placement on the JCIS, TMCS shall pay to PARTNER 30% of the subscription revenues collected by TMCS from matchmaking subscriptions generated by users directed to the co-branded version of the Match.com site from the JCIS.

7.       FEES AND PAYMENTS.

7.1 LICENSE FEE. In consideration of the initial delivery of Technology Systems and Business Systems and the continued exclusivity in favor of PARTNER in the Territory for the Term, PARTNER agrees to pay TMCS a "License Fee" in the amount of Five Million Dollars (US$5,000,000) in total in five (5) annual installments of One Million Dollars (US$1,000,000) each. The first installment


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         payment of One Million Dollar (US$1,000,000) shall be payable within seven days after this Agreement is executed and each of the other four US$1,000,000 installment payments shall be payable on each anniversary of the earlier to occur of (i) thirty (30) days after Launch of the first city/region in the Territory or (ii) October 31, 2000. Each of these installment payments will become non-refundable upon payment to TMCS.

         In consideration of the obligations of TMCS to provide PARTNER with initial installation of the TMCS System and training and consulting in connection with PARTNER's Launch of the first city/region in the Territory, PARTNER agrees to pay TMCS a one time, non-refundable "Initial Installation and Consulting Fee" of (Y)333,333,333 payable within seven days after this Agreement is executed.

7.2 CONSULTING SERVICE FEES, MATERIALS AND EXPENSES. Except as explicitly provided herein, ongoing business system transfers, technology and business consulting services, training, participation in conferences and teleconferences, and other technology, know-how and services as may be necessary or desirable for PARTNER's online local information and transaction businesses shall be billed on a time and materials basis. Consulting fee rates are set out in Appendix D hereto. As set out in Appendix D, such rates are subject to periodic adjustment. However, such rates shall not be adjusted until after the first anniversary of the date hereof at the earliest and in no event shall such rates be adjusted by more than twenty percent (20%) per year. TMCS shall notify PARTNER in writing of any change in such rates at least thirty (30) days prior to the effective date of such change. All invoices and requests for payment by TMCS shall be accompanied by appropriate documentation. Consulting fees and materials shall be paid in U.S. Dollars and are due within thirty (30) days of receipt of invoice.

7.3 COORDINATED ADVERTISING REVENUES. From time to time, each Party ("OFFEROR") may offer to the other Party ("OFFEREE") the opportunity to sell advertisements for placement simultaneously on Offeror's and Offeree's online services. In the event the Offeree places such advertisements on its service, the Offeree shall pay the Offeror thirty percent (30%) of gross revenues received for such advertisements, and Offeree shall retain the remainder.

7.4 TAXES AND FREIGHT. If PARTNER shall be required to deduct any withholding taxes imposed on any payments owed to TMCS hereunder, PARTNER may deduct such taxes from the amount owed to TMCS and will furnish TMCS tax receipts certifying the fact that those withholding taxes have been paid for the purpose of TMCS's use in the U. S. for tax purposes. PARTNER shall indemnify and hold TMCS harmless from any taxes and duties, including any Japanese consumption tax but not including any Japanese withholding tax that may be due from time to time, as may be levied upon TMCS for goods and services provided under this Agreement in accordance with applicable Japanese


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         tax laws. PARTNER shall pay to TMCS the cost of all media, insurance, freight and delivery charges reasonably incurred in connection with the supply of any goods or services to PARTNER under this Agreement.

7.5 OVERDUE PAYMENTS/DISPUTED PAYMENTS. Each invoice provided hereunder will include a reconciliation of outstanding invoices and recent payments. If either Party defaults in payment of any undisputed amount due under this Agreement, the other Party reserves the right to charge interest on all amounts outstanding at the rate of one and one half percent (1.5%) per month, or the maximum rate allowed by law, whichever is less, from the date of default until the date of payment of the amount outstanding. If PARTNER disputes any invoiced amount, PARTNER shall nonetheless pay the balance of the invoiced amounts other than any such disputed amounts. PARTNER shall give written notice to TMCS of the full reasons for dispute of the disputed amounts within thirty (30) days of receipt of invoice.

8.       DEFAULT/BREACH/TERMINATION.

8.1      EVENTS OF DEFAULT. An "EVENT OF DEFAULT" shall be deemed to occur if:
         (i) except as provided in (vii) below, either Party fails to fulfill or perform any material obligation of this Agreement, including, but not limited to Section 5.7 of this Agreement, other than an obligation to pay money, that is not cured within sixty (60) days after receipt of written of notice of such default; (ii) either Party is in default of any payments, and fails to cure default within thirty (30) days of receipt of invoice; (iii) any proceedings are commenced, voluntary or involuntary, under any United States or Japanese bankruptcy law or debtor's relief law; (iv) an attachment is levied in respect of substantial debts (other than debts being contested in good faith) of a Party; (v) either Party is liquidated or dissolved; (vi) PARTNER fails to issue shares before June 15, 2000 in exchange for cash payments in an amount equivalent to at least (Y)3 billion yen for such shares (if TMCS doesn't pay its share of the capital, this alone will not be an Event of Default); or (vii) either Party fails to cure its failure to fulfill or perform its obligation under Section 10, 12 or 13 of this Agreement immediately upon receipt of written notice of such failure from the other Party. In addition, any material breach of the Shareholders' Agreement by any party thereto other than TMCS, which breach continues uncured for thirty (30) days, shall be deemed as an Event of Default hereunder if such material breach affects TMCS's rights hereunder adversely and therefore deeming such material breach as an Event of Default would be reasonable.

8.2 TERMINATION IN EVENT OF DEFAULT. In the event that either Party is responsible for an Event of Default, the other Party may, by giving notice in writing while such Event of Default is continuing, terminate this Agreement, setting out the reasons and referring to this provision of this Agreement; provided, however, that this Section 8.2 shall not be applicable where Section 5.7 of this Agreement is applicable and such termination shall not release the Party responsible for an Event of Default from making all payments then due to the other Party.

8.3 SUSPENSION OF PERFORMANCE. In the event that either Party breaches any material term of this Agreement, whether as to the payment of money or otherwise, and fails to cure such default within thirty (30) days after notice specifying such default and requesting it be corrected, the other Party may, in addition to any other remedy it may have under this Agreement, suspend the performance of its obligations for so long as such default continues, and no such failure to perform shall be considered a breach of this Agreement for so long the default remains uncured.

8.4 RIGHTS AND DUTIES UPON EXPIRATION OR TERMINATION. PARTNER and all sub-licensees (if any) shall cease use of the TMCS System immediately on the effective date of any termination or expiration of this Agreement. PARTNER shall, within ninety (90) days of the effective date of any termination or expiration of this Agreement, return to TMCS all originals and copies of the TMCS System or certify their destruction or permanent erasure on the effective date of any termination or expiration of this Agreement from PARTNER's systems. Each Party shall immediately cease using the other Party's Marks. Notwithstanding the foregoing provided in this Section, if this Agreement is terminated by PARTNER in accordance with Section 8.2 upon the occurrence of a TMCS Event of Default, or in accordance with Section 5.7, PARTNER shall be entitled, at its option, (i) to continue to operate, use, improve and otherwise modify the JCIS in the Territory using the TMCS System then available to PARTNER and all PARTNER Customizations without any obligation to pay any installments of the License Fee not due and payable on such date of termination, but subject to all of the other same terms and conditions of the license granted to PARTNER hereunder and having each Party comply with all of their obligations hereunder; provided, however, that the exclusivity granted to PARTNER under
         Section 2.2 hereof and each Party's use of the other Party's Marks shall immediately cease upon such termination or (ii) pursue any other remedies available under this Agreement or at law.


8.5      LIQUIDATED DAMAGES. As provided above, in the Event of Default under
         Section 8.1 (vi) hereof, TMCS shall be entitled to terminate this Agreement immediately upon written notice to PARTNER with no further obligations between the Parties hereto except that TMCS shall return to PARTNER all funds paid by PARTNER to TMCS hereunder except for US$1,000,000 which TMCS shall be entitled to retain as liquidated damages from such Event of Default. The foregoing will be TMCS' exclusive remedy in such Event of Default. IT IS ACKNOWLEDGED BY THE PARTIES HERETO THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT, THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY TMCS IN THE EVENT OFDEFAULT UNDER SECTION 8.1 (vi) HEREOF. THEREFORE, IN THE EVENT OF DEFAULT UNDER SECTION 8.1 (vi) HEREOF, TMCS SHALL BE ENTITLED TO LIQUIDATED

         DAMAGES IN THE AMOUNT OF ONE MILLION DOLLARS ($1,000,000).

9.       WARRANTIES AND INDEMNITIES.

9.1 STANDARD WARRANTIES. Each Party warrants and represents that: (i) it is a corporation duly formed and validly existing, and, in the case of TMCS, in good standing under the laws of its state and/or country of incorporation; (ii) it has the right, power and authority to enter into this Agreement and to perform its obligations; (iii) the execution and delivery of this Agreement and the performance of its obligations have been duly authorized; (iv) performance of its obligations hereunder will not violate any applicable law or regulation or any contract, license or other agreement to which such Party is party; and (v) its covenants, representations and warranties in this Agreement are true and correct.

9.2 TMCS WARRANTIES. TMCS warrants that it owns or controls the necessary copyright, trade secret, trademark and service mark rights and title to the TMCS System and any products or services provided by TMCS to PARTNER (other than those which TMCS notifies PARTNER are the property of third parties) to perform its obligations hereunder and that such performance of its obligations or the use of the TMCS System by PARTNER under this Agreement (and in accordance with any licensing agreements entered into by PARTNER with any third parties providing property to PARTNER, or to TMCS for provision to PARTNER, in connection with this Agreement) will not violate any applicable U.S. law and/or regulation, any Japanese law and/or regulation relating to intellectual property rights or the proprietary or personal rights of any third party. PARTNER's sole remedy, and TMCS's sole liability, for breach of such warranty shall be TMCS's indemnity obligations under Section 9.5 hereof. TMCS assumes no liability for infringement claims arising from the combination of the TMCS System with products not provided by TMCS if the cause of such infringement claims relates only to such products not provided by TMCS or provided by third parties to TMCS for delivery to PARTNER. TMCS shall not be obligated to refund any portion of the fees paid hereunder if PARTNER abandons its efforts to modify the Technology Systems to support the Japanese language after reasonable commercial efforts are made by PARTNER to do so; provided that in such event PARTNER shall be released from making further payments hereunder and shall lose its rights to exclusivity within the Territory after TMCS receives notice of such abandonment of the effort to so modify the Technology Systems.

9.3 NO WARRANTIES REGARDING FINANCIAL SUCCESS. Neither Party makes any warranties nor representations, express or implied, as to the anticipated revenue to be generated from the license of the TMCS System hereby or the profitability of the business to be conducted under this Agreement. Other than as expressly set forth in this Agreement, each Party hereby disclaims all warranties with respect to any products, services, or software provided under this Agreement, whether such warranties are express or implied, oral or written, including without limitation any and all implied warranties of merchantability, fitness for a particular purpose, or non-infringement. TMCS makes no warranties whatsoever regarding the Business Systems' capability of supporting the Japanese language. PARTNER acknowledges that the Business Systems have never been publicly used with a "two byte" language such as Japanese, that TMCS expects the Business Systems to require extensive and expensive modification to support Japanese and that TMCS makes no representation or warranty that the Business Systems can be so modified. PARTNER further agrees that TMCS shall not be obligated to refund any portion of the fees paid hereunder if PARTNER abandons its efforts to modify the Business Systems to support the Japanese language after reasonable commercial efforts are made by PARTNER to do so; provided that in such event PARTNER shall be released from making further payments hereunder and shall lose its rights to exclusivity within the Territory after TMCS receives notice of such abandonment of the effort to so modify the Business Systems.

9.4 PARTNER WARRANTIES. PARTNER warrants that it or its permitted sub-licensees will own or control the necessary copyright, trade secret, trademark and service mark rights or any other title, as the case may be, in and to the JCIS, PARTNER Customizations, any products or services provided by PARTNER to TMCS, and the content on JCIS necessary to perform its obligations hereunder. PARTNER further represents, warrants, and covenants that its performance under this Agreement will not violate any applicable law and/or regulation or the proprietary or personal rights of any third party.

9.5 INDEMNITY. Each Party, at its own expense, shall defend, indemnify, and hold harmless the other Party and/or each of its affiliates, officers or directors from any claim, loss, debt, liability, damage, obligation, demand, judgment, or settlement of any nature (including attorneys' fees and costs of defending same), incurred by the other Party and/or each of its affiliates, officers or directors, arising from or relating to a breach of the warranties in Section 9 and Section 10 of this Agreement provided that the indemnified Party provides the indemnifying Party with (i) prompt notice of such claim, (ii) sole control over the defense and (iii) proper and full information and assistance to settle and/or defend any such claim, at the indemnifying Party's expense. The indemnified Party may participate, at its own expense, in the defense of any such claim.

9.6 LIMITATION OF LIABILITY. EXCEPT BY WAY OF INDEMNITY UNDER SECTION 9.5, FOR BREACH OF THE WARRANTIES MADE IN SECTIONS 9, 10, 12 AND 13 THE MAXIMUM AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER PURSUANT TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNTS PAID BY PARTNER TO TMCS UNDER THIS AGREEMENT, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT,

         OR OTHERWISE; PROVIDED HOWEVER THAT THIS SHALL NOT BE APPLICABLE FOR ANY DAMAGES FROM INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHT.

10.      COPYRIGHT AND TRADEMARK RIGHTS.

10.1     OWNERSHIP OF INTELLECTUAL PROPERTY.

10.1.1 TMCS SYSTEM. As between the Parties, TMCS shall retain ownership of the TMCS System, the source code for the TMCS System and all materials, enhancements, improvements and Upgrades, except as expressly otherwise provided herein. PARTNER shall reproduce on PARTNER Customizations all applicable proprietary notices and legends that appear on the TMCS System, and shall not make any grant of interest or license in the TMCS System or any part thereof to any third party without TMCS's prior written consent except as permitted by Section 2.1 hereof. PARTNER agrees to disclose and provide copies of all PARTNER Customizations to TMCS. As between the Parties, PARTNER shall retain all right, title and interest in and to the content contained in the JCIS and the PARTNER Customizations and all copyright, patent, proprietary information and other intellectual property rights relating thereto. If and to the extent permitted by the Investors and/or shareholders of PARTNER who have certain rights in the PARTNER Customizations, TMCS shall have a non-exclusive, non-transferable, royalty-free, perpetual license with the right to sublicense such rights to certain PARTNER Customizations (as defined, the "NON-TWO BYTE CUSTOMIZATIONS") to use such Non-Two Byte Customizations outside the Territory in conjunction with or for the TMCS System. The Non-Two Byte Customizations will consist of all PARTNER Customizations except those which consist of, or are primarily related to, the changes made to the TMCS System to enable it to be used with "two byte" languages such as Japanese (the "TWO BYTE CUSTOMIZATIONS"). If and to the extent permitted by the Investors and/or shareholders of PARTNER who have certain rights to the PARTNER Customizations, TMCS shall have a non-exclusive, non-transferable, royalty-free, perpetual license without the right to sublicense such rights to use such Two Byte Customizations outside the Territory in conjunction with or for the TMCS System. Each Party hereby reserves any rights not explicitly granted in this Agreement. Each Party agrees to take all precautions to maintain control over, and the confidentiality of, the other Party's Intellectual Property (as defined below) which it takes with respect to its own most sensitive Intellectual Property. PARTNER further agrees to cooperate with TMCS' efforts to stop unauthorized uses of its Intellectual Property in the Territory. PARTNER acknowledges that notwithstanding its agreement to provide rights in the PARTNER Customizations to Investors and/or shareholders of PARTNER who have created the PARTNER Customizations, no Investor or shareholders of PARTNER will have any rights to use such PARTNER Customizations or any other portions of the TMCS System for any purpose outside of Japan.

10.1.2 JCIS CONTENT. Unless provided to PARTNER by TMCS, as between the Parties, PARTNER shall own all right, title and interest in and to the content in the JCIS, including all logos, copy, information, and other content of any nature. Without limiting the generality of the foregoing, TMCS acknowledges that one or more of the Investors and/or shareholders of PARTNER may have certain right, title, and interest in and to the JCIS content.

10.2 NOTICE OF INFRINGEMENT/FURTHER ASSURANCES. Each Party shall promptly notify the other in the event that it becomes aware of any infringement of the other Party's copyright, trademark or other intellectual property rights embodied in materials related to the subject matter of this Agreement (collectively, "INTELLECTUAL PROPERTY"), including the TMCS System, the JCIS, or the PARTNER Customizations. Each Party shall at its sole cost take all steps necessary in its discretion to protect its Intellectual Property rights relating to this Agreement. The other Party shall, at the first Party's expense, actively cooperate in such proceedings as reasonably requested. At the requesting Party's sole cost and expense, the other Party shall execute reasonable documents necessary to secure ownership or protection of the Intellectual Property of the requesting Party under the provisions of this Agreement.

10.3     TRADEMARK LICENSES.

10.3.1 CROSS LICENSE. During the Term as it may be extended upon renewal hereof pursuant to Section 3.1, TMCS grants to PARTNER the right to use the trademarks, service marks and trade names adopted by TMCS along with marks that TMCS may adopt from time to time ("TMCS MARKS"), solely to place icons and links from the JCIS to the TMCS web sites and in material conformance with TMCS policies and direction for such use. TMCS hereby reserves all rights in the TMCS Marks not explicitly granted in this Section 10. During the Term as it may be extended upon renewal hereof pursuant to Section 3.1, PARTNER grants to TMCS the right to use the trademarks, service marks, and trade names adopted by PARTNER ("PARTNER MARKS") solely to place icons and links from the TMCS web sites to the JCIS and in material compliance with PARTNER's policies and direction for such use. PARTNER hereby reserves all rights in the PARTNER Marks not explicitly granted in this Section 10. Each Party shall execute such documents and render such assistance as may be requested by the other Party to have such Party's rights and licenses to use such other Party's Marks in accordance with this Section 10.3 duly registered with competent authorities.

10.3.2 APPROVAL OF TRADEMARKS. Each Party shall submit to the other all representations of the other Party's Marks that it intends to use, for such other Party's prior approval, which is not to be unreasonably withheld or delayed.

10.3.3 GOODWILL IN MARKS. If either Party, in the course of performing its services under this Agreement, or in connection with the operation of this

         Agreement, acquires any goodwill or reputation accruing in any of the other Party's Marks, all such goodwill or reputation shall automatically vest in and inure to the benefit of such other Party. Neither Party shall challenge the validity of the other Party's ownership of, or apply for registration for, the other Party's Marks with the United States or Japanese Patent and Trademark Office, InterNIC, or any other body, domestic or foreign, that registers or adjudicates rights to names, domain names, marks, or logos.

11. ASSIGNMENT OR CHANGE OF CONTROL. Either Party may assign this Agreement to a party acquiring all, or substantially all, of that Party's assets, except that PARTNER shall not assign this Agreement to a competitor of TMCS. Competitors of TMCS shall mean Yahoo!, Excite, City.Net, Microsoft, America Online, Digital Cities, Zip2 Corporation, CityView, CityWeb, Real Cities and/or similar online services publishing or assisting others to publish local community information which are reasonably agreed upon between the Parties from time to time and whose names are provided in writing to PARTNER periodically (collectively, "COMPETITORS"). In the event a Competitor gains control of PARTNER through a stock purchase, merger, consolidation or other form of amalgamation, TMCS shall have the right to terminate this Agreement immediately upon written notice. In no other instances may a Party assign or delegate this Agreement or any of its rights or obligations hereunder to any third party without the prior written consent of the other Party.

12.      CONFIDENTIALITY.

12.1 CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" means the terms and conditions of this Agreement and any information disclosed by either Party or any Network Affiliate to a Party or to any Network Affiliate pursuant to the terms and conditions of this Agreement, either directly or indirectly, in writing, orally (so long as such oral information is put down in writing and delivered to the Party receiving the oral information within 30 days of disclosure by the disclosing Party) or by inspection of tangible objects which is designated, orally (which designation is put down in writing within 30 days) or in writing, as "Confidential," "Proprietary" or some similar designation. Confidential Information shall not, however, include any information which (i) was publicly known prior to the time of disclosure by the disclosing Party or Disclosing Network Affiliate; (ii) becomes publicly known after disclosure by the disclosing Party or Network Affiliate to the receiving Party or receiving Network Affiliate through no action or inaction of the receiving Party or receiving Network Affiliate; (iii) is already in the possession of the receiving Party or receiving Network Affiliate at the time of disclosure by the disclosing Party or disclosing Network Affiliate; (iv) is obtained by the receiving Party or receiving Network Affiliate from a third party without a breach of any obligations of confidentiality of such third party to the party wishing to keep such information confidential; or (v) is independently developed by the receiving Party or receiving Network Affiliate without use of or reference to the disclosing Party's or disclosing Network Affiliate's Confidential Information.

12.2 NON-USE AND NON-DISCLOSURE. Except as provided or contemplated herein, each Party agrees not to use any Confidential Information disclosed by or belonging to the other Party. Each Party agrees not to disclose any Confidential Information disclosed by or belonging to the other Party to third parties or to such Party's employees, except (i) to those third parties, and to those employees, agents, or representatives (including attorneys and accountants) of such Party and its affiliates (collectively, the "Receiving Persons") who are required to have the information in order to exercise the receiving Party's rights and perform the receiving Party's obligations under this Agreement, provided, however, that the receiving Party shall enter into a confidentiality agreement with the Receiving Persons, pursuant to which the Receiving Persons shall be subject to substantially the same confidentiality obligations as those imposed on the receiving Party hereunder, and those imposed by Section 10.1.1 on Investors or shareholders of PARTNER in the case the Receiving Persons are Investors or shareholders of PARTNER, unless such Receiving Persons are otherwise already required to comply with confidentiality obligations at a level no less restrictive on the receiving Party than those imposed under this Section 12.2 or under Section 10.1.1, and (ii) as required by law to be disclosed by the receiving Party, provided that the receiving Party gives the disclosing Party prompt notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure or narrowing such disclosure to the fullest extent reasonably possible. Neither Party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the other Party's Confidential Information and which are provided to the Party under this Agreement.

13. MAINTENANCE AND DISPOSITION OF CONFIDENTIAL INFORMATION. Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid the disclosure and unauthorized use of the Confidential Information of the other Party. Neither Party shall remove any property of the other from the latter's premises without the latter's prior written consent. Immediately upon expiration or termination of this Agreement, subject to the provisions of Section 8.4 hereof, each Party shall (i) immediately cease all use of Confidential Information of the other, (ii) return or destroy all copies of Confidential Information of the disclosing Party and all memoranda, notes or other written material (whether in written or electronic form), or those portions thereof, that contain such Confidential Information or extracts thereof, and
         (iii) provide certification of the return or destruction of the other's Confidential Information, signed by an officer of the Party, upon request of the other Party.

14.      NON-COMPETITION AND NON-SOLICITATION. For purposes of this paragraph,
         (a) "Affiliate" shall mean (i) a party controlled by, controlling, or under common control with, another party or (ii) any party which owns 15% or more of the stock of PARTNER and (b) "control" shall mean the power, directly or indirectly, to appoint or elect a majority of the board of directors or other governing body of a business entity. During the effective term of the Agreement, as it may be extended upon renewal pursuant its terms, each of TMCS and PARTNER shall not, and shall cause all of its Affiliates not to, engage in any business of providing online local information and transaction services substantially similar to or competitive with those conducted by PARTNER in Japan under the Agreement (in the case of TMCS) or those conducted by TMCS outside Japan (in the case of PARTNER). The Parties acknowledge that the foregoing restrictions do not apply to (a) any business that is being conducted by any party affected by the restrictions on the date this Agreement is signed, (b) any business to be jointly conducted with TMCS by any of the affected parties in the future or (c) any other business to which TMCS consents in writing. From the Commencement Date and extending one year after expiration or termination of this Agreement, neither Party shall solicit for employment nor hire nor retain as a consultant any person who has been compensated by the other Party for services rendered during the prior calendar year, without the consent of the other Party.

15. WAIVER OF JURY TRIAL/INJUNCTIVE RELIEF. PARTNER and TMCS specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or cross-claim against the other arising out of or connected in any way to this Agreement, because the Parties hereto, both of whom are represented by counsel, believe that the complex commercial and professional aspects of their dealing with each other make a jury determination neither desirable nor appropriate. Both Parties acknowledge that any breach by one Party of its obligations hereunder will cause the other Party irreparable harm for which there is no adequate remedy at law and, in the event of such breach, such other Party shall be entitled to injunctive or other equitable relief.

16. UNENFORCEABILITY. Any Section of this Agreement, or any part thereof, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any provisions in any other jurisdiction.

17. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement, and supercedes and terminates all former agreements, arrangements or understandings pertaining to the subject matter of this Agreement, including, without limiting the generality of this Agreement, all licenses and rights granted thereunder. This Agreement is intended by the Parties as a final expression of their agreement and as a complete and true statement of terms. Except as and only to the extent expressly incorporated by reference in this Agreement, no course of prior dealings between the Parties and no usage of trade shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement. Any waiver, variation or amendment of any term or condition of this Agreement shall be effective only if signed by authorized representatives of both Parties.

18. PRESS RELEASES AND ADVERTISING. Neither Party shall issue, publish or display any press releases, announcements, advertisements, or exhibitions of any kind using any trademarks, service marks, or trade names of the other Party or regarding this Agreement or the terms of this Agreement without the express written agreement of the other Party, which shall not be unreasonably withheld or delayed. The Parties will endeavor to coordinate the content and timing of any press releases.

19. FORCE MAJEURE. Notwithstanding any other provision in this Agreement, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to an act of God; strike, lockout or other interference with work; war, declared or undeclared; blockade; riot; lightning; fire; earthquake; storm; flood; explosion; governmental or quasi governmental restraint, expropriation, prohibition, intervention, direction, or embargo; uncontrollable unavailability or delay in availability of Internet or World Wide Web access, global postal or courier services, equipment or transport; inability to obtain or delay of governmental or quasi governmental approvals, consents, permits, licenses, authorities, or allocations; or any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the Party affected.

20. NO WAIVER. Any failure to enforce any rights under this Agreement, irrespective of the length of time for which such failure continues, or any acquiescence in any default of the performance of any obligation under this Agreement or delay in respect of the same by a Party shall not constitute a waiver of those or any other rights or alter the rights of the Party not in default to enforce those rights in respect of the same or any future default.

21. GOVERNING LAW/ARBITRATION/LANGUAGE. This Agreement and the legal relations of the Parties shall be governed by and construed in accordance with the applicable laws of the State of California, United States of America. The Parties agree that except for claims for a preliminary injunction, temporary restraining order or other temporary equitable relief, which may be brought in any court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the International Chamber of Commerce under its rules of arbitration then in effect and held in a "neutral" English-speaking country such as the United Kingdom, Australia or Singapore, and shall be conducted in the English language before a panel of three (3) arbitrators. The decision of the arbitrators shall be binding and conclusive upon the Parties and their successors and assigns, and judgment upon the award of the arbitrators may be entered in any court having competent jurisdiction. This Agreement shall be interpreted in the English language.

22. RELATIONSHIP OF THE PARTIES. Neither Party, nor any contractor or sublicensee of such Party, shall have any right, power or authority, or represent that it has the right, power or authority, to bind the other Party, or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party's name. Nothing stated in this Agreement shall be construed as constituting PARTNER and TMCS as partners, or creating the relationship of principal and agent between PARTNER and TMCS.

23. NOTICES. Any notice or other communication required or permitted to be served by a Party on the other Party pursuant to this Agreement shall be in writing and shall be deemed served upon delivery by courier service or registered mail. Notice shall be prominently marked for the attention of persons designated below for receiving such notice. Notices shall be delivered to the following persons:

         If to PARTNER:                             If to TMCS:


         Mr. Yoshihiko Tsuchiya                     Mr. Charles Conn

         Walkerplus.com, Inc.                       Ticketmaster Online-CitySearch, Inc
         6-2 Goban-cho, , Chiyoda-ku                790 East Colorado Blvd., Ste. 200
         Tokyo 102-0076                             Pasadena, CA  91101
         Japan                                      USA

         Telephone:        +81 (3) 3234-4611        Telephone:        +1 (626) 405-0050
         Fax:              +81 (3) 3234-4613        Fax:              +1 (626) 405-9929

         with a copy to                             With a copy to Bradley K. Serwin,
                                                    General Counsel

24. SURVIVAL OF PROVISIONS. Sections 1. 8.2, 8.4, 9.5, 9.6, 10, 12 and 13, the last sentence of Section 14, Sections 15 through 23 of this Agreement shall survive its expiration or earlier termination.

         IN WITNESS WHEREOF, the Parties have executed this Agreement by their representatives duly authorized in that regard on the day and year first set forth above.

         Walkerplus.com, Inc.                       Ticketmaster Online-CitySearch, Inc.

         Name:         Yoshihiko Tsuchiya           Name:       Charles Conn



         Signed:                                    Signed:
         --------------------------------           ------------------------------

         Title: Representative Director             Title: Chief Executive Officer

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